SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549

                               SCHEDULE 13G

                 Under the Securities Exchange Act of 1934
                           (Amendment No. 2)*

                           Coltec Industries Inc
                             (Name of Issuer)

                       Common Stock, par value $.01
                      (Title of Class of Securities)

                                 196879100
                              (CUSIP Number)


         Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  196879100        |    13G      | Page   2    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |      Colt Equity Investors, L.P.                                   |
|    |      13-3504806                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |       Delaware                                                     |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |       -0-                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |       -0-                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       -0-                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |       -0-                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       -0-                                                          |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |        0                                                           |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |        PN                                                          |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  196879100        |    13G      | Page   3    of  28    Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |      Morgan Stanley Equity Investors Inc.                          |
|    |      13-3504812                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |       Delaware                                                     |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |       -0-                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |       -0-                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       -0-                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |       -0-                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       -0-                                                          |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       0                                                            |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |      C0                                                            |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!






______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  196879100        |    13G      | Page   4    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |      The Morgan Stanley Leveraged Equity Fund II, L.P.             |
|    |      06-6312775                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |       Delaware                                                     |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |       -0-                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |       -0-                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       -0-                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |       -0-                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       -0-                                                          |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       0                                                            |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       PN                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!






______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  196879100        |    13G      | Page   5    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |      Morgan Stanley Leveraged Equity Fund II, Inc.                 |
|    |      06-1214256                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |       Delaware                                                     |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |       -0-                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |       -0-                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       -0-                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |       -0-                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       -0-                                                          |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       0                                                            |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       CO                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





______________________________             ________________________________
|                            |             |                              |
|CUSIP No.  196879100        |    13G      | Page   6    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |      Morgan Stanley Group Inc.                                     |
|    |      13-2838811                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |       Delaware                                                     |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |         0                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         0                                     |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |      31,600                                   |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |         0                                     |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       31,600                                                       |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       less than 1                                                  |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       CO                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!





______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 196879100         |    13G      | Page   7    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |      First Plaza Group Trust                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |      New York                                                      |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |       -0-                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |      2,642,514                                |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       -0-                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |      2,642,514                                |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       2,642,514                                                    |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       3.8                                                          |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       EP                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 196879100         |    13G      | Page   8    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |      General Motors Investment Management Corporation              |
|    |                                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |_| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |      Delaware                                                      |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |       -0-                                     |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |      2,642,514                                |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       -0-                                     |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |      2,642,514                                |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       2,642,514                                                    |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       3.8                                                          |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       IA, CO                                                       |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 196879100         |    13G      | Page   9    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    |      AT&T Master Pension Trust                                     |
|    |      13-3187026                                                    |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 |  CITIZENSHIP OR PLACE OF ORGANIZATION                              |
|    |       Governed under the laws of New York                          |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |      2,712,900                                |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         -0-                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |      2,712,900                                |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |         -0-                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       2,712,900                                                    |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       3.9                                                          |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |       EP                                                           |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 196879100         |    13G      | Page   10   of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    | David I. Margolis                                                  |
|    |   ###-##-####                                                      |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |     United States                                                  |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |    1,133,465                                  |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         -0-                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |    1,133,465                                  |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |         -0-                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |     1,133,465                                                      |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |X| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       1.6                                                          |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |    IN                                                              |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 196879100         |    13G      | Page  11    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    | Salvatore J. Cozzolino                                             |
|    |   ###-##-####                                                      |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |     United States                                                  |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |       239,316                                 |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         -0-                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       239,316                                 |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |         -0-                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |        239,316                                                     |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       <1                                                           |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |    IN                                                              |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 196879100         |    13G      | Page  12    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    | Andrew C. Hilton                                                   |
|    |   ###-##-####                                                      |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |     United States                                                  |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |       141,016                                 |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         -0-                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       141,016                                 |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |         -0-                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |        141,016                                                     |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       <1                                                           |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |    IN                                                              |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 196879100         |    13G      | Page  13    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    | Cecelia diBuono                                                    |
|    |  ###-##-####                                                       |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |     United States                                                  |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |       50,000                                  |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         -0-                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       50,000                                  |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |         -0-                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |        50,000                                                      |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       <1                                                           |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |    IN                                                              |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 196879100         |    13G      | Page  14    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    | James J. McHugh                                                    |
|    |   ###-##-####                                                      |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |     United States                                                  |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |       64,572                                  |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         -0-                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       64,572                                  |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |         -0-                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |        64,572                                                      |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       <1                                                           |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |    IN                                                              |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 196879100         |    13G      | Page  15    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    | John M. Cybulski                                                   |
|    |   ###-##-####                                                      |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |     Canada                                                         |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |       88,256                                  |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         -0-                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       88,256                                  |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |         -0-                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |        88,256                                                      |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       <1                                                         |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |    IN                                                              |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 196879100         |    13G      | Page  16    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    | John W. Guffey, Jr.                                                |
|    |   ###-##-####                                                      |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |     United States                                                  |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |      159,647                                  |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         -0-                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |      159,647                                  |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |         -0-                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       159,647                                                      |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |X| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       <1                                                           |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |    IN                                                              |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 196879100         |    13G      | Page  17    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    | Peter H. Wieschenberg                                              |
|    |    ###-##-####                                                     |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |     United States                                                  |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |       38,716                                  |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         -0-                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |       38,716                                  |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |         -0-                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |        38,716                                                      |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |_| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       <1                                                           |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |    IN                                                              |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!




______________________________             ________________________________
|                            |             |                              |
|CUSIP No. 196879100         |    13G      | Page  18    of   28   Pages  |
|____________________________|             |______________________________|
___________________________________________________________________________
|  1 | NAME OF REPORTING PERSONS                                          |
|    | S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS                |
|    |                                                                    |
|    | Paul G. Schoen                                                     |
|    |   ###-##-####                                                      |
|____|____________________________________________________________________|
|  2 | CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                  |
|    |                                                                 _  |
|    |                                                            (a) |_| |
|    |                                                                 _  |
|    |                                                            (b) |X| |
|    |                                                                    |
|____|____________________________________________________________________|
|  3 | SEC USE ONLY                                                       |
|    |                                                                    |
|____|____________________________________________________________________|
|  4 | CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|    |     United States                                                  |
|____|____________________________________________________________________|
|                    |  5 | SOLE VOTING POWER                             |
|                    |    |      63,279                                   |
|   NUMBER OF        |____|_______________________________________________|
|    SHARES          |  6 | SHARED VOTING POWER                           |
|  BENEFICIALLY      |    |         -0-                                   |
|   OWNED BY         |____|_______________________________________________|
|     EACH           |  7 | SOLE DISPOSITIVE POWER                        |
|   REPORTING        |    |      63,279                                   |
|    PERSON          |____|_______________________________________________|
|     WITH           |  8 | SHARED DISPOSITIVE POWER                      |
|                    |    |         -0-                                   |
|____________________|____|_______________________________________________|
|  9 | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON       |
|    |       63,279                                                       |
|____|____________________________________________________________________|
| 10 | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES           _  |
|    | CERTAIN SHARES*                                                |X| |
|____|____________________________________________________________________|
| 11 | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                  |
|    |       <1                                                           |
|____|____________________________________________________________________|
| 12 | TYPE OF REPORTING PERSON*                                          |
|    |    IN                                                              |
|____|____________________________________________________________________|
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!


Item 1(a).  Name of Issuer.
               Coltec Industries Inc (the "Company")
Item 1(b).  Address of Issuer's Principal Executive Offices.
               430 Park Avenue
               New York, NY  10022


Item 2(a).  Name of Person Filing.

          This statement is filed on behalf of the persons identified in
Item 4 below. In accordance with Rule 13d-1(f)(1) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), each person filing this statement acknowledges that it is responsible for the completeness and accuracy of the information concerning that person but is not responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.

Item 2(b).  Address of Principal Business Office or, if
            None, Residence.
          The business address of each of Colt Equity Investors, L.P. ("CEI"), Morgan Stanley Equity Investors Inc., The Morgan Stanley Leveraged Equity Fund II, L.P. ("MSLEF II"), Morgan Stanley Leveraged Equity Fund II, Inc. and Morgan Stanley Group Inc. is 1251 Avenue of the Americas, New York, New York 10020.

          The business address of David I. Margolis, James J. McHugh, John M. Cybulski, John W. Guffey, Jr., Peter H. Wieschenberg and Paul G. Schoen is c/o Coltec Industries Inc, 430 Park Avenue, New York, NY 10022.

          The business address of Salvatore J. Cozzolino is P.O. Box 86, Center Ossipee, New Hampshire 03814.

          The business address of Andrew C. Hilton is c/o Hilton
Management Enterprises, 147 East 48th Street, New York, New York 10017.

          The business address of Cecelia diBuono is 5155 W. Tropicana Apartments, No. 1009, Las Vegas, Nevada 89103.

          The business address of First Plaza Group Trust is c/o Mellon Bank, N.A., One Mellon Bank Center, Pittsburgh, Pennsylvania 15258.

          The business address of General Motors Investment Management Corporation is 767 Fifth Avenue, New York, New York 10153.

          The business address of AT&T Master Pension Trust is c/o State Street Bank & Trust Company, Master Trust Division - W6, One Enterprise Drive, North Quincy, Massachusetts 02171.

Item 2(c).  Citizenship.

          Each of the persons filing this statement is a United States citizen, a corporation or limited partnership organized under the laws of a state of the United States or a trust created or governed under the laws of a state of the United States, except for John M. Cybulski, who is a permanent resident alien.

Item 2(d).  Title of Class of Securities.

          This statement relates to the Company's Common Stock, $.01 par value per share.

Item 2(e).  CUSIP Number.

          196879100


Item 3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b), check whether the person filing is a:
                _
         (a)   |_|   Broker or dealer registered under Section 15
                     of the Act,
                _
         (b)   |_|   Bank as defined in Section 3(a)(6) of the
                     Act,
                _
         (c)   |_|   Insurance Company as defined in Section
                     3(a)(19) of the Act,
                _
         (d)   |_|   Investment Company registered under Section
                     8 of the Investment Company Act,
                _
         (e)   |_|   Investment Adviser registered under Section
                     203 of the Investment Advisers Act of 1940,
                _
         (f)   |_|   Employee Benefit Plan, Pension Fund which is
                     subject to the provisions of the Employee
                     Retirement Income Security Act of 1974 or
                     Endowment Fund; see Section 240.13d-1(b)(1)(ii)(F),
                _
         (g)   |_|   Parent Holding Company, in accordance with
                     Section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7),
                _
         (h)   |_|   Group, in accordance with Section 240.13d-
                     1(b)(1)(ii)(H).
               Not applicable.

Item 4.        Ownership.
         (a), (b) and (c)

          Pursuant to a Reorganization Agreement dated as of October 13, 1993 among the Company, Coltec Holdings Inc. ("Holdings"), and the institutional and individual shareholders of Holdings named therein (collectively, the "Shareholders"), all of the Shareholders exchanged all of their shares of Holdings common stock for a total of 24,830,000 shares of the Company's Common Stock owned by Holdings. Each Shareholder thus received its pro rata share of the Company's Common Stock, which it formerly owned indirectly through Holdings. Concurrently with the exchange described above, certain Shareholders entered into a certain stockholders Agreement (the "Stockholders Agreement").

         On June 6, 1994, MSLEF II made a distribution-in-kind to its partners (the "Distribution") of all of the shares deemed beneficially owned by MSLEF II. Accordingly, after giving effect to the MSLEF II Distribution and as of December 31, 1994, MSLEF II beneficially owned no shares of Common Stock. Similarly, on June 6, 1994, CEI made a distribution-in-kind to its partners (the "CEI Distribution" and, collectively with the MSLEF II Distribution, the "Distributions") of all of the shares deemed beneficially owned by CEI. Accordingly, after giving effect to the CEI Distribution and as of December 31, 1994, CEI beneficially owned no shares of Common Stock. In addition, the Stockholders Agreement terminated upon consummation of the Distributions and the group formed thereby terminated. See Item 9.

         The filing of this statement should not be construed as an admission by any person that such person is, for purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any securities covered by this statement, other than the securities set forth opposite such person's name in the table below. The table below indicates the beneficial ownership of Common Stock as of December 31, 1994 of the persons filing this statement:


                                Beneficial
                               Ownership at            % at
                                12/31/94 (1)         12/31/94 (2)

Colt Equity                         0                    0
 Investors,
 L.P. (3)

Morgan Stanley                                           0
 Equity                             0
 Investors
 Inc. (3)

The Morgan
 Stanley                            0                    0
 Leveraged
 Equity Fund II,
 L.P. (4)

Morgan Stanley
 Leveraged                          0                    0
 Equity Fund II,
 Inc. (4)

Morgan Stanley                    31,600                 * (8)
 Group Inc. (5)

David I.                       1,133,465                1.6
 Margolis (6)(7)

Salvatore J.                     239,316                 *
 Cozzolino (6)

Andrew C.                        141,016                 *
 Hilton (6)

Cecelia                           50,000                 *
 diBuono (9)

James J.                          64,572                 *
 McHugh (6)

John M.                           88,256                 *
 Cybulski (6)

John W. Guffey,                  159,647                 *
 Jr. (6)(7)

Peter H.                          38,716                 *
 Wieschenberg (6)

Paul G.                           63,279                 *
 Schoen (6)(7)

First Plaza Group              2,642,514                3.8
 Trust (10)

AT&T Master                    2,712,900                3.9
 Pension
 Trust (11)

         (1) Each person has sole voting and dispositive power with respect to the shares shown as beneficially owned, except as indicated below.

         (2) Based on the 69,917,522 shares of Common Stock outstanding as of December 31, 1994.

         (3) The sole general partner of CEI is Morgan Stanley Equity Investors, Inc., a wholly-owned subsidiary of Morgan Stanley Group Inc. Morgan Stanley Equity Investors, Inc. may be deemed to have voting and dispositive power with respect to shares distributed to it by CEI pursuant to the CEI Distribution. Morgan Stanley Equity Investors, Inc. disposed of all such shares during 1994.

         (4) The sole general partner of MSLEF II is Morgan Stanley Leveraged Equity Fund II, Inc., a wholly-owned subsidiary of Morgan Stanley Group Inc. Morgan Stanley Leveraged Equity Fund II, Inc. may be deemed to have shared voting and dispositive power with respect to shares distributed to it by MSLEF II pursuant to the MSLEF II Distribution. Morgan Stanley Leveraged Equity Fund II, Inc. disposed of all such shares during 1994.

         (5) Morgan Stanley Group Inc. may be deemed to have shared voting and dispositive power with respect to any shares held by CEI and MSLEF II. See footnotes 3 and 4 above. The amount reported reflects shares held for clients over which it exercises investment discretion.

         (6) Includes shares beneficially owned by such person pursuant to various employee compensation arrangements established by the Company, including the Coltec Industries Inc Retirement Savings Plan for Salaried Employees (the "Savings Plan"). All such persons in the aggregate beneficially own 908,075 shares of Common Stock pursuant to these arrangements. These shares are not subject to the Stockholders Agreement.

         (7) A trustee of the Savings Plan, which held 2,559,928 shares of the Company's Common Stock as of December 31, 1994. Each trustee of the Savings Plan may be deemed to beneficially own the Common Stock in the Savings Plan. Each such trustee disclaims beneficial ownership of the Common Stock held by the Savings Plan.

         (8) * = less than 1%

         (9) Includes 340 shares of the Company's Common Stock which are not subject to the Stockholders Agreement.

         (10) Mellon Bank, N.A., acts as the trustee (the "Trustee") for First Plaza Group Trust, a trust under and for the benefit of certain employee benefit plans of General Motors Corporation and its subsidiaries. The 2,642,514 shares of Common Stock held by the Trustee may be deemed to be beneficially owned by General Motors Investment Management Corporation ("GMIMCo"), a wholly-owned subsidiary of General Motors Corporation. GMIMCo is serving as First Plaza Group Trust's investment manager with respect to the 2,642,514 shares of Common Stock held by the Trustee and in that capacity has sole power to direct the Trustee as to voting and disposition of such shares. Because of the Trustee's limited role, beneficial ownership by the Trustee is disclaimed.

         (11) Leeway & Co. is the party to the Stockholders Agreement as nominee for AT&T Master Pension Trust.


Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. (X)


Item 6.     Ownership of More than Five Percent on Behalf of
            Another Person.

            Not applicable.


Item 7.     Identification and Classification of the
            Subsidiary Which Acquired the Security Being
            Reported on by the Parent Holding Company.

            Not applicable.


Item 8. Identification and Classification of Members of the Group.

            See Item 4, above.


Item 9.     Notice of Dissolution of Group.

            Upon the consummation of the Distributions, the Stockholders Agreement was terminated, thereby terminating the group formed. All further filings with respect to transactions in or ownership of the Company's Common Stock will be filed, if required, by members of the group in their individual capacities.


Item 10.    Certification.

            Not applicable.



                                 SIGNATURE

               After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 14, 1995                THE MORGAN STANLEY LEVERAGED
                                         EQUITY FUND II, L.P.


                                       By: Morgan Stanley Leveraged
                                           Equity Fund II, Inc., its
                                           general partner

                                       By:  /s/  PETER R. VOGELSANG
                                          ---------------------------
                                          Name:  Peter R. Vogelsang
                                          Title: Secretary


                                       FIRST PLAZA GROUP TRUST

                                       By: Mellon Bank, N.A., its
                                           trustee

                                       By:  /s/  ALLAN M. SEAMAN
                                          ---------------------------
                                          Name:  Allan M. Seaman
                                          Title: Associate Counsel


                                       GENERAL MOTORS INVESTMENT
                                       MANAGEMENT CORPORATION


                                       By:  /s/  WALTER T. DEC
                                          ---------------------------
                                          Name:  Walter T. Dec
                                          Title: Vice-President


                                       AT&T MASTER PENSION TRUST

                                       By: State Street Bank & Trust
                                           Company, not individually
                                           but as trustee of the AT&T
                                           Master Pension Trust


                                       By:  /s/  STEPHEN F. NAZZARO
                                          ---------------------------
                                          Name:  Stephen F. Nazzaro
                                          Title: Vice-President


                                       MORGAN STANLEY GROUP INC.


                                       By:  /s/  PETER R. VOGELSANG
                                          ---------------------------
                                          Name:  Peter R. Vogelsang
                                          Title: Authorized Signatory


                                       /s/ DAVID I. MARGOLIS
                                       ------------------------------
                                       David I. Margolis



                                       /s/ SALVATORE J. COZZOLINO
                                       ------------------------------
                                       Salvatore J. Cozzolino



                                       /s/ ANDREW C. HILTON
                                       ------------------------------
                                       Andrew C. Hilton



                                       /s/ CECELIA DIBUONO
                                       ------------------------------
                                       Cecelia diBuono


                                       /s/ JAMES J. MCHUGH
                                       ------------------------------
                                       James J. McHugh


                                       /s/ JOHN M. CYBULSKI
                                       ------------------------------
                                       John M. Cybulski


                                       /s/ JOHN W. GUFFEY, JR.
                                       ------------------------------
                                       John W. Guffey, Jr.


                                       /s/ PETER H. WIESCHENBERG
                                       ------------------------------
                                       Peter H. Wieschenberg


                                       /s/ PAUL G. SCHOEN
                                       ------------------------------
                                       Paul G. Schoen


                                       MORGAN STANLEY LEVERAGED
                                       EQUITY FUND II, INC.


                                       By:  /s/  PETER R. VOGELSANG
                                          ---------------------------
                                          Name:  Peter R. Vogelsang
                                          Title: Secretary


                                       COLT EQUITY INVESTORS, L.P.


                                       By: Morgan Stanley Equity
                                           Investors Inc., its general
                                           partner


                                       By:  /s/  PETER R. VOGELSANG
                                          ---------------------------
                                          Name:  Peter R. Vogelsang
                                          Title: Secretary


                                       MORGAN STANLEY EQUITY
                                       INVESTORS INC.


                                       By:  /s/  PETER R. VOGELSANG
                                          ---------------------------
                                          Name:  Peter R. Vogelsang
                                          Title: Secretary



         Attention. Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001).